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                                                                   EXHIBIT 10"M"

                              SEPARATION AGREEMENT


         This Agreement is made and entered into by and between DAVID B. ANDERSON ("Anderson") and GATX CORPORATION, its parents, divisions, subsidiaries, affiliates, employees, directors, officers, trustees, successors and assigns ("the Company").

         1. Anderson's last day of work with the Company will be August 31, 2000. Anderson will be paid his normal salary pursuant to the regular pay cycle through and including March 31, 2001. Anderson will also continue to receive all health insurance coverage he is currently receiving as an active employee through and including March 31, 2001. Anderson's eligibility for insurance coverage under COBRA will commence as of April 1, 2001.

         2. By September 30, 2000, Anderson will receive a check in an amount equal to his accrued unused vacation, if any, for calendar year 2000. Anderson will no longer accrue or otherwise be entitled to any vacation after calendar year 2000.

         3. Anderson will continue to receive his current Company-paid financial planning services through and including December 31, 2000 and his current car allowance through and including March 31, 2001. Anderson will no longer be entitled to Company-paid financial planning services after December 31, 2000 nor will he be entitled to a car allowance after March 31, 2001.

         4. Anderson will be eligible for a payment under the 2000 GATX Management Incentive Plan pursuant to that Plan's normal provisions. Anderson's eligibility for any, including a prorated, bonus award under the GATX Management Incentive Plan terminates with the year 2000 Plan year.

         5. Anderson will be eligible for a payment under the Individual Performance Units Plan for the 1998-2000 Performance Period pursuant to that Plan's normal provisions. Anderson's entitlement to any, including prorated, payments under the Individual Performance Units Plan terminates with the 1998-2000 Performance Period.
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         6. Stock options granted to Anderson pursuant to the 1995 GATX
Long-Term Incentive Compensation Plan will be treated in accordance with the applicable stock options agreements, except that fifty percent (50%) of the grant, i.e, 7,500 shares, dated March 10, 2000 will be allowed to vest on March 10, 2001. Anderson will have ninety (90) days following March 31, 2001 to exercise vested stock options. These provisions do not apply to the options purchased by Anderson on January 28, 2000 which vested immediately upon purchase and which are exercisable for a ten-year term regardless of Anderson's employment status. All stock options vesting in 2000 will be treated in accordance with normal vesting procedures. All other stock options not vested on or before March 31, 2001 will lapse.

         7. Anderson will continue to be eligible for and accrue benefits, if applicable, under the Company-provided life insurance, disability, pension and 401(k) plans through and including March 31, 2001. As of April 1, 2001, all benefits Anderson received as of March 31, 2001 will cease and no longer accrue.

         8. The Company will pay for twelve (12) months of outplacement services for Anderson at a mutually agreed-to outplacement consultant.

         9. The Company will reimburse Anderson for all reasonable reimbursable business expenses incurred by Anderson on or before August 31, 2000. Anderson agrees to timely submit all required expense reports and supporting documentation.

         10. The Company agrees to cover Anderson under its Officers and Directors liability insurance and to indemnify Anderson for any liability, attorneys fees and costs he incurs in the defense of any legal action arising from Anderson's employment as an officer of the Company.

         11. Anderson agrees to assist the Company in prosecuting or defending against any government investigations, legal proceedings, litigation or other matters. Should Anderson's assistance be required on or before March 31, 2001, the Company agrees to reimburse him for his reasonable expenses incurred in providing such assistance. Should Anderson's assistance be required after March 31, 2001, the Company agrees to reimburse him for his reasonably incurred expenses as well as for his time in excess of ten (10) hours at a mutually agreed upon rate.

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         12. Anderson agrees not to discuss or disclose the terms of this
Agreement except insofar as it is necessary for him to reveal the terms to his attorney, accountant, financial planner or tax preparers, members of his immediate family or as required by order of any duly authorized court or tribunal.

         13. Anderson acknowledges that, during his tenure as General Counsel of the Company, he became aware of business information including trade secrets, developments, strategic plans and programs, cost of sales and products and the customers of the Company, which, although possibly not covered by the attorney-client privilege, are, nonetheless, confidential and proprietary to the Company and that he is obligated to keep such information confidential following his termination to the extent required by law.

         14. Anderson and current and future officers of the Company, while acting as officers, agree that they will not take any action, or make any statement, whether orally or in writing, which in any manner disparages or impugns the reputation or goodwill of the Company (as defined above) or each other.

         15. Anderson represents and warrants that he has returned to the Company all Company keys, credit cards and Company documents in his possession, whether in hard copy, disk or hard drive storage, including all copies of such documents.

         16. In exchange for the foregoing mutual benefits and payments, Anderson, for himself, his heirs, his executors and administrators and the Company release and forever discharge each other from any and all claims, demands, sums of money, contracts, controversies, agreements, promises, damages, costs, causes of action and liabilities of any kind or character whatsoever, from the beginning of time to the date of these presents, relating to Anderson's employment at the Company, including the termination of such employment, except insofar as it may be necessary to take action with respect to the enforcement of this Agreement. This mutual release and covenant not to sue includes, but is not limited to, all claims which could have been raised under any local, state or federal statute, ordinance, regulation and/or under any express or implied contract and/or under common law.

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         17. With respect to the foregoing release and waiver insofar as it relates to rights and claims under the Age Discrimination in Employment Act, Anderson acknowledges the following:

             A. That the foregoing release and waiver is entered into knowingly, voluntarily and with the opportunity for advice by his personal attorney.

             B. That the entitlements set forth in this Agreement exceed in nature and scope that to which he would otherwise be legally eligible to receive.

             C. That nothing contained in this Agreement purports to release any of Anderson's rights or claims that may arise after the date of execution of this Agreement.

             D. That this Agreement shall not give rise to any legal rights or obligations with respect to any waiver of claims until Anderson is afforded a period of at least twenty-one (21) calendar days within which to consider the terms of this Agreement.

             E. That Anderson shall be afforded seven (7) calendar days following the execution of this Agreement within which he may revoke the Agreement insofar as it relates to the Age Discrimination in Employment Act, and none of the terms and provisions of this Agreement shall become effective or enforceable with respect to any waiver of claims under the Age Discrimination in Employment Act until such revocation period has expired.

        18. The parties stipulate and agree that the payments and benefits Anderson is to receive under the terms of this Agreement exceed any other benefits to which Anderson may be entitled and that Anderson knowingly is waiving any entitlement to any other future non-vested benefits not specified in this Agreement in exchange for the benefits set forth above.

         19. The parties hereby stipulate and agree that nothing contained in this Agreement shall be construed as an admission of liability, culpability or wrongdoing by either party.

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         20. This Agreement constitutes the entire understanding between the parties. No promises or agreements not contained in this Agreement shall be binding unless set forth in writing and signed by all the parties.

         21. The parties agree that this Agreement shall be construed and enforced in accordance with the laws of the State of Illinois, without regard to choice of law or conflict of law principles. The parties agree that any legal proceeding relating to this Agreement will be instituted only in a federal or state court in Cook County, Illinois, and the parties consent to the jurisdiction of such courts for such actions.

         22. Should any provision of this Agreement, in whole or in part, be held invalid or unenforceable by operation of law or otherwise, all other provisions shall remain in full force and effect and the parties agree that a court may modify any provision to make it valid or enforceable in whole or in part.

         23. The parties agree that all of the benefits Anderson is to receive under this Agreement will pass to his legal heirs and that such heirs shall be bound to the terms of this Agreement where applicable.

             IN WITNESS WHEREOF, the parties have executed this Termination Agreement this 14th day of August, 2000.


8/14/00                                 /s/ DAVID B. ANDERSON
---------                               ------------------------
Date                                    David B. Anderson

8/14/00                                 /s/ GAIL L. DUDDY
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Date                                    GATX Corporation
                                        By: Gail L. Duddy
                                        Its: Vice President, Human Resources

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